Exhibit 11

BLACK TITAN CORPORATION

INSIDER TRADING POLICY

and Guidelines with Respect to

Certain Transactions in Company Securities

To take an active role in preventing insider trading violations by its directors, officers, and other employees, as well as by other related individuals, Black Titan Corporation (the “Company”) has adopted the this Insider Trading Policy (the “Policy”).

Applicability of Policy

This Policy applies to all transactions in the Company’s securities, including Ordinary Shares, preferred shares, options for Ordinary Shares, and any other securities the Company may issue from time to time, such as subscription rights, warrants and convertible debentures, as well as to derivative securities relating to the Company’s shares, regardless whether issued by the Company, such as exchange-traded options. The policy applies to all directors and officers and all other employees of, or consultants or contractors to, the Company, as well as family members of such persons, in each case where such persons have or may have access to Material Nonpublic Information (as defined below). This group of people, members of their immediate families, and members of their households are sometimes referred to in this Policy as “Insiders.” This Policy also applies to any person who receives Material Nonpublic Information from an Insider.

Any person who possesses Material Nonpublic Information regarding the Company is an Insider for as long as the information is not publicly known. Any employee may be an Insider from time to time, and in such case is subject to this Policy.

Compliance Officer

Please contact the Chief Financial Officer (or anyone that he has designated for the purpose) to answer any of the matters discussed in this Policy.

Statement of Policy

General Policy

No insider may trade any Company security while possessing Material Nonpublic Information, or except as required for the Company’s business, disclose Material Nonpublic Information and, then, only in confidence to the recipient of the information.

Specific Policies

1. Trading on Material Nonpublic Information. No director, officer or other employee of, or consultant or contractor to, the Company, or any member of the immediate family or household of any such person, shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Material Nonpublic Information concerning the Company, and ending at the open of business on the second full Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. As used herein, the term “Trading Day” shall mean a day on which national stock exchanges are open for trading. A Trading Day begins at the time trading begins on such day. This restriction on trading does not apply to transactions made under a trading plan that has been adopted pursuant to Rule 10b5-1(c) promulgated under the Securities Exchange Act of 1934, as amended, and that has been approved in writing by the Company (an “approved Rule 10b5-1 trading plan”).

2. Tipping. No Insider shall disclose (“tip”) Company Material Nonpublic Information to any other person (including family members) (a “tippee”) to trade in the securities of a company to which such information relates make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities.

3. Inquiries about the Company. If any director, executive officer or other employee receives any inquiry from outside the Company, such as a stock analyst, for information that might be relevant to the Company’s prospects (particularly financial results and/or projections), the inquiry should be referred to the Company’s Chief Financial Officer.

4. Blackout Period. All Company directors and executive officers must refrain from engaging in transactions involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, during the period commencing two weeks before the end of a fiscal quarter and ending at the open of market on the third full Trading Day following the date of public disclosure of the financial results for that quarter or year (the “Blackout Period”).

The prohibition against trading during the Blackout Period encompasses the fulfillment of “limit orders” by any broker, and the brokers with whom any such limit order is placed must be so instructed at the time it is placed.

From time to time, the Company may also prohibit directors and executive officers and other employees, consultants or contractors from trading in the Company’s securities because of developments known to such persons in the Company and not yet disclosed to the public. In this event, such persons may not engage in any transaction involving the purchase or sale of the Company’s securities during such period and should not disclose that fact to others.

5. Prohibition Against Margining of Company Securities. No Company director or executive officer shall margin, or make any offer to margin, any of the Company’s securities as collateral to purchase the Company’s securities, except as collateral to secure a bona fide loan.

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6. Prohibition Against Short Sales. No Company director or executive officer or other employee of the Company shall, directly or indirectly, sell any equity security of the Company if the person selling the security or his principal (1) does not own the security sold, or (2) if owning the security, does not deliver it against such sale (a “short sale against the box”) within 20 days thereafter, or does not within five days after such sale deposit it in the mails or other usual channels of transportation. Generally, a short sale, as defined in this Policy, means any transaction whereby one may benefit from a decline in the Company’s stock price.

7. Prohibition Against Trading in Derivative Securities. No Company director or executive officer shall purchase or sell, or make any offer to purchase or offer to sell, derivative securities relating to the Company’s securities, whether or not issued by the Company, such as exchange traded options to purchase or sell the Company’s securities (so called “puts” and “calls”). This paragraph does not prohibit the Company from granting options to Company directors, executive officers, or employees under employee benefit plans or agreements adopted by the Board of Directors or the exercise of such options and sale of the underlying Ordinary Shares, if any such sale is otherwise in accordance with this Policy.

8. Prohibition Against Internet Disclosure. No director, executive officer, employee, consultant or contractor or other party related to the Company may discuss the Company or Company-related information on the Internet, including in forums (chat rooms) where companies and their prospects are discussed. Examples of such forums include but are not limited to Yahoo! Finance, Silicon Investor and Motley Fool. Posts in these forums d may bring significant legal and financial risk to the Company and are therefore prohibited, without exception. Any post, or information supplied by any such person for someone else to post, is a violation of this Policy.

Potential Criminal and Civil Liability and/or Disciplinary Action

1. Liability for Insider Trading. Pursuant to federal and state securities laws, Insiders may be subject to criminal and civil fines and penalties as well as imprisonment for engaging in transactions in the Company’s securities at a time when they have knowledge of Material Nonpublic Information regarding the Company.

2. Liability for Tipping. An Insider may also be liable for improper transactions by a tippee to whom the Insider has disclosed Company Material Nonpublic Information or a person to whom the Insider has made recommendations or expressed opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities. The Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading.

3. Possible Disciplinary Actions. Employees of the Company who violate this Policy will be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment.

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Trading Guidelines and Requirements

1. Recommended Trading Window. The “Trading Window” is that period of a fiscal quarter outside the Blackout Period.

The safest period for trading in the Company’s securities, assuming the absence of Material Nonpublic Information, is generally the first 20 days of the Trading Window. However, even during the Trading Window any person possessing Material Nonpublic Information concerning the Company must not engage in any transaction in the Company’s securities until the open of trading on the second Trading Day after that information has been publicly disclosed This trading restriction does not apply to transactions made under an approved Rule 10b5-1 trading plan. Each person is individually responsible at all times for compliance with the prohibitions against insider trading.

2. Pre-clearance of Trades. No Company director or executive officer may commence any trade in the Company’s securities, even during the Trading Window, without first contacting the Company’s Chief Financial Officer. The Company may also find it necessary, from time to time, to require compliance with this pre-clearance process from other employees who have access to Material Nonpublic Information. This process does not apply to a trade pursuant to an approved Rule 10b5-1 trading plan.

3. Individual Responsibility. Every person subject to this Policy has the individual responsibility to comply with this Policy, and appropriate judgment should be exercised in connection with any trade in the Company’s securities. An Insider may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by refraining from trading.

Applicability of Policy to Inside Information Regarding Other Companies

This Policy and the restrictions and guidelines described herein also apply to Material Nonpublic Information relating to other companies, including the Company’s customers, vendors or suppliers (“business partners”), when that information is obtained in the course of employment with, or other services performed for, the Company. Civil and criminal penalties, and termination of employment, may result from trading on Material Nonpublic Information regarding the Company’s business partners. All directors, executive officers and other employees must act with respect to Material Nonpublic Information about the Company’s business partners the same as required for Company Material Nonpublic Information.

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Definition of Material Nonpublic Information

It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of a company’s securities. In this regard, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information include:

Financial Related Events

●	Financial results
●	Projections of future earnings or losses
●	Stock splits
●	New equity or debt offerings
●	Impending bankruptcy or financial liquidity problems
●	Creation of a material direct or contingent financial obligation

Corporate Developments

●	Pending or proposed merger or acquisition
●	Disposition or acquisition of significant assets
●	Significant litigation exposure due to actual or threatened litigation
●	Major changes in senior management
●	Material agreement not in the ordinary course of business (or termination thereof)

Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public. Either favorable or unfavorable information may be material.

Certain Exceptions

For purposes of this Policy, the Company considers that the exercise of stock options for cash under the Company’s stock option plans or the purchase of shares under the Company’s employee stock purchase plan (but not the sale of any such shares) exempt from this Policy, since the other party to the transaction is the Company itself and is not at an informational disadvantage relative to the person exercising the stock option or purchasing shares.

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